EXHIBIT 4.1

HiBand Semiconductors Inc. 2000 Equity Incentive Plan

TO:	Holders of Options to Purchase Common Stock

SUBJECT:	Employee Stock Options/Grants

     The purpose of this memorandum is to clarify some of the procedures and consequences relating to the grant of shares of Common Stock as well as options to purchase shares of Common Stock of HiBand Semiconductors Inc., a California corporation (the “Corporation”), under the HiBand Semiconductors Inc. 2000 Equity Incentive Plan (the “Plan”), and the purchase and subsequent disposition of shares of the Corporation’s Common Stock received upon the exercise of such options. The exact terms and conditions of the options, including the exercise price of the shares of Common Stock, are governed by the provisions of the Plan and the agreements thereunder between the Corporation and the participating employees, directors, officers or other individuals.

THIS MEMORANDUM IS FOR GENERAL INFORMATION ONLY AND SHOULD NOT BE CONSTRUED AS AN OFFER FOR THE SALE OF SECURITIES. EACH INDIVIDUAL IS ENCOURAGED TO CONSULT WITH INDEPENDENT COUNSEL AS TO THE APPLICABILITY OF THE TAX AND SECURITIES LAWS AND OTHER MATTERS DISCUSSED HEREIN TO HIS OR HER SPECIFIC SITUATION.

GENERAL

     The Corporation’s Board of Directors adopted the Plan as of December 6, 1999. The Corporation’s shareholders adopted the plan as of December 6, 1999. A total of 3,000,000 shares of Common Stock have been reserved for issuance upon the exercise of options and stock grants under the Plan.

     The Plan allows for the grant of stock options intended to qualify as “incentive stock options” under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), as well as nonstatutory stock options. See “Federal Income Tax Consequences” below for information concerning the tax treatment of incentive stock options and nonstatutory stock options. The Plan also allows for the grant of Common Stock as a bonus for services actually rendered to the Corporation.

SUMMARY OF THE PLAN

     Set forth below is a summary of the principal features of the Plan.

Administration

     The Plan is currently being administered by the Corporation’s Board of Directors (the “Board”). The interpretation and construction of any provision of the Plan by the Board shall be final and conclusive.

Eligibility

     The Plan provides that options and/or stock may be granted to the Corporation’s employees, directors, officers or other individuals or entities involved with the Corporation. One or several Corporation officers designated by the Board, such as the President and/or Chief Operating Officer will select the participants and determine the number of shares to be subject to each option and/or grant. However, incentive stock options can only be granted to employees.

     The Plan provides for a maximum number of shares of the Corporation’s Common Stock which may be granted, either directly or under an option, to any one employee or other eligible participant. In addition, the value of the shares subject to all incentive stock options of an optionee that become exercisable for the first time during any calendar year cannot exceed $100,000 (determined as of the date of grant). See “Federal Income Tax Consequences” below.

Terms of Options

     Each option is evidenced by a stock option agreement between the Corporation and the person to whom such option is granted, which sets forth the terms and conditions of the option. The following terms and conditions generally apply to all options, unless the stock option agreement provides otherwise:

(a)	Exercise of the Option. The optionee must earn the right to exercise his or her option by continuing to work for the Corporation. The Board determines when options granted under the Plan may be exercisable, but in no event shall an option be exercised more than ten (10) years after the date of grant. An option is exercised by giving written notice of exercise to the Corporation specifying the number of full shares of Common Stock to be purchased, and by tendering payment to the Corporation for the purchase price. Unless otherwise provided in the stock option agreement, the purchase price of shares purchased upon exercise of an option shall be paid by any of the following means, or by any combination thereof: (i) cash; (ii) certified or bank’s cashier’s check; or (iii) surrender to the Corporation of shares of the Corporation’s Common Stock, provided a public market then exists for such Common Stock.

(b)	Exercise Price. The exercise price of options granted under the Plan is determined by the Board and must not be less than: (i) the fair market value of the Common Stock on the date the option is granted in the case of incentive stock options; or (ii) eighty-five percent (85%) of such fair market value in the case of nonstatutory stock options. Where the participant owns stock representing more than ten percent (10%) of the total combined voting power of the Corporation’s issued and outstanding capital stock., the exercise price for options must not be less than 110% of such fair market value. Until such time as there has been a registered public offering of the Corporation’s Common Stock and a public trading market for the Corporation’s Common Stock exists, the fair market value of Common Stock will be determined by the Board. In making its determination, the Board will take into account such relevant factors as recent transactions (if any) in shares of the Corporation’s Common Stock and the Corporation’s past financial performance and prospects for future earnings.

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(c)	Restricted Stock Option Purchase Agreement. As a condition to the exercise of any option granted under the Plan, the optionee must sign and deliver a Restricted Stock Option Purchase Agreement in a form approved by the Board pursuant to which the Corporation is granted: (1) a repurchase option when the optionee exercises his/her Option; and (2) a right of first refusal if the optionee sells stock received under the Plan. See “Terms of Restricted Stock Option Purchase Agreement” below.

(d)	Termination of Employment. If an optionee’s employment (or other service) with the Corporation terminates either (i) for cause or (ii) voluntary on the part of the optionee and without good reason (as determined by the Board, in its sole discretion), the options, to the extent not previously exercised, will terminate on the date of such termination of employment (or service). If an optionee’s employment or other service with the Corporation terminates for reasons other than (a) termination that is either (i) for cause, (ii) voluntary on the part of the optionee and without good reason, (b) termination by reason of disability and (c) death, options under the Plan may be exercised not later than three (3) months after such termination, but may be exercised only to the extent the options were exercisable on the date of termination.

(e)	Retirement and Total and Permanent Disability. If an optionee should become permanently and totally disabled while an employee, non-employee director or officer of the Corporation or while providing other services to the Corporation, options shall become fully exercisable as to all shares subject to them and may be exercised at any time within one (1) year following the date of disability. If an optionee should retire with the written consent of the Corporation, options shall become fully exercisable as to all shares subject to them and may be exercised at any time within three (3) months of such retirement. Incentive stock options that are not exercised within one (1) year of such termination will automatically be converted to nonstatutory stock options, and will lose special tax treatment. (Please see discussion on Federal Income Tax Consequences below.)

(f)	Death. If an optionee should die while an employee, non-employee director or officer of the Corporation or while providing other services to the Corporation, options may be exercised at any time within one (1) year following the date of death.

(g)	Termination of Options. All options granted under the Plan expire on the date specified in the option agreement, but in no event shall the term of incentive stock options exceed ten (10) years. However, all incentive stock options granted under the Plan to any participant who owns stock possessing more than ten percent (10%) of the total combined voting power of the Corporation’s outstanding capital stock must expire not later than five (5) years from the date of grant.

(h)	Nontransferability of Options. An option is nontransferable by the optionee otherwise than by will or the laws of descent and distribution, and is exercisable during his or her lifetime only by him, or in the event of his or her death, by a person who acquires the right to exercise the option by bequest or inheritance or by reason of the death of the optionee.

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(i)	Other Provisions. The option agreement may contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Board.

Adjustments Upon Changes in Capitalization

     In the event of any change in the Corporation’s capital structure, appropriate adjustments shall be made by the Board in the number of shares subject to each option and the per share exercise price thereof. Upon the occurrence of the following events which constitute a “Corporate Change”: (1) certain mergers or consolidations, (2) sale, lease or exchange of substantially all of the assets of the Corporation, (3) liquidation or dissolution, (4) acquisition by any person or entity of more than twenty-five percent (25%) (based on voting power) of the Corporation’s outstanding capital stock or acquisition by a person or entity who currently has beneficial ownership in the Corporation which increases such ownership to fifty percent (50%) or more, (5) as a result of a contested election, persons who were directors cease to constitute a majority of the Board, the Board also may make provisions for proportionately adjusting the number or class of stock covered by any option, as well as the option exercise price. The Board may take any of the following actions in connection with the occurrence of a Corporate Change: (1) accelerate the exercisability for the options to be exercised, (2) require the mandatory surrender of outstanding options to the Corporation in exchange for cash for the bargain element the optionee would have realized upon the occurrence of the Corporate Change, if any, (3) make adjustments to the options to reflect such Corporate Change, (4) provide that upon exercise of the option, the optionee will be entitled to purchase other securities or property, or (5) cancel the options if the fair market value of the Common Stock of the Corporation which underlies the options is below the option exercise price.

Amendment and Termination of the Plan

     The Board may amend the Plan at any time or from time to time or may terminate it without the approval of the Corporation’s shareholders: provided, however, that the approval of the holders of a majority of the outstanding shares of the Corporation entitled to vote is required for any amendment which increases the maximum number of shares for which options may be granted, changes the minimum option exercise price or the standards of eligibility, materially increases the benefits which may accrue to participants under the Plan or decreases any authority granted to the Board in contravention of Rule 16b-3 of the General Rules and Regulations of the Securities and Exchange Commission under the Exchange Act (“Exchange Act”). However, no such action by the Board or shareholders may alter or impair any option previously granted under the Plan. In any event, the Plan shall terminate on February 20, 2007.

Terms of Restricted Stock Option Purchase Agreement

     All optionees must execute and deliver to the Corporation a form of Restricted Stock Option Purchase Agreement (the “Purchase Agreement”) approved by the Board in connection with the exercise of options granted under the Plan. The Purchase Agreement provides, among other things, that the Corporation shall have a repurchase option and a right of first refusal to purchase any shares which are subject to a bona fide purchase offer from a third party. The Corporation will repurchase shares received by an optionee upon exercise of his or her options from the optionee.

     An optionee may not sell or transfer (including transfer by operation of law) the shares received upon exercise of his or her option unless he or she first gives written notice to the Corporation of his or her intention to do so and first offers the shares to the Corporation. Such written notice must include: (i) the name and address of the person or firm to whom such shares are to be sold; (ii) the number of shares, or interest therein, to be sold or transferred; (iii) the price or amount to be paid for the proposed transfer (including the amount of any debt to be paid, canceled or forgiven upon foreclosure of a security interest in the shares or upon any other transfer to the optionee’s creditors); and (iv) all other terms of the proposed transfer. Within thirty (30) days after receipt of the notice, the Corporation or its designee may elect to purchase all (but not less than all) such shares so offered at the purchase price set forth in the optionee’s notice, which purchase must be consummated no later than thirty (30) days following the date of delivery of optionee’s notice to the Corporation.

     If none or only part of the shares referred to in the optionee’s notice to the Corporation is bid for purchase by the Corporation, or its designee or designees, the optionee may dispose of any or all shares referred to in the notice to the Corporation to any person or persons, but only within a period of ninety (90) days from the date of delivery of the notice to the Corporation, and provided further that any such sale is in accordance with all the terms and conditions set forth in the Purchase Agreement.

     The optionee may make a gift of all or part of his or her shares to any of his or her parents, spouse or issue or to a trust for his or their exclusive benefit; provided, however, that the gift shall be held subject to the above-described repurchase option and right of first refusal.

Terms of Restricted Stock Grant Agreement

     All grantees must execute and deliver to the Corporation a form of Restricted Stock Grant Agreement (the “Grant Agreement”), approved by the Board in connection with the granting of Common Stock under the Plan. The Grant Agreement provides, among other things, that the Corporation shall have a repurchase option to purchase any shares if during the term of the Grant Agreement the grantee ceases to be employed or contracted by the Corporation on a full-time basis for any reason, or no reason, with or without cause, including involuntary termination, death or disability. The grantee may not sell or transfer any of the shares without first delivering a Transfer Notice to the Corporation, which shall have the option to purchase such shares. The Transfer Notice must specify: (i) the name and address of the proposed transferee; (ii) the number of shares, or interest therein, proposed to be sold or transferred; (iii) the price or amount to be paid for the proposed transfer (including the amount of any debt to be paid, canceled or forgiven upon foreclosure of a security interest in the shares or upon any other transfer to the grantee’s creditors); and (iv) all other material terms and conditions of the proposed transfer.

     Within thirty (30) days after receipt of the Transfer Notice, the Corporation may elect to purchase all, but not less than all, of the shares to which the Transfer Notice refers at the per share price specified in the Transfer Notice. If no price is specified in the Transfer Notice, the purchase price shall be the fair market value of the shares on the date the Corporation receives the Transfer Notice, as determined in good faith by the Board of Directors of the Corporation.

     In the event the Corporation elects to acquire shares from the grantee as specified in the Transfer Notice, the Secretary of the Corporation shall so notify the Grantee and settlement thereof shall be made in cash within thirty (30) days after the Corporation receives the Transfer Notice, provided that if the terms of payment set forth in the Transfer Notice were other than cash against delivery, the Corporation shall pay for such shares on the same terms and conditions set forth in the Transfer Notice.

     If the shares referred to in the Transfer Notice are not purchased by the Corporation, the grantee, within a period of ninety (90) days from the date of delivery of the Transfer Notice to the Corporation, may sell such shares to the person or persons named in the Transfer Notice at the price and on the terms specified in the Transfer Notice, provided that such sale or transfer is consummated within ninety (90) days following the date of delivery of the Transfer Notice to the Corporation and, provided further, that such sale is in accordance with all the terms and conditions hereof. The transferee will hold all shares transferred hereunder subject to the provisions of this Agreement.

     The grantee may make a gift of all or part of the shares to any of his parents, brothers or sisters, spouse or issue, or to a trust for his or their exclusive benefit. The donee or donees shall hold such shares subject to all provisions of this Agreement.

Federal Income Tax Consequences

(a)	Incentive Stock Options.

     Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), provides favorable federal income tax treatment for stock options which qualify as “incentive stock options.” When an option granted under an option plan qualifies as an incentive stock option, the optionee does not recognize income for federal income tax purposes upon the grant or exercise of the incentive stock option (unless the alternative minimum tax applies as discussed below). Upon a sale of the shares (assuming that the sale occurs no sooner than two years after the grant of the option and one year after the receipt of the shares by the optionee), any gain or loss will be treated as long-term capital gain or loss for federal income tax purposes.

     In order for an option to qualify as an “incentive stock option,” it must be exercised while the optionee is an employee of the Corporation or of a parent or subsidiary of the Corporation, or within ninety (90) days after the optionee ceases to be an employee for any reason other than death, in which case there is no statutory limitation, or permanent and total disability, in which case the exercise may occur within one year after termination of employment. See “Terms of Options” above.

     Other conditions which must be satisfied include the following: (i) the option cannot be exercisable more than ten (10) years from the date of grant; (ii) the exercise price of the option must not be less than the fair market value of the shares at the time the option is granted; (iii) the Plan must have been approved by the shareholders of the Corporation; (iv) the option must be nontransferable other than upon death and must be exercisable during the optionee’s lifetime by him or her only; (v) the optionee may not own more than 10% of the voting power or value of all classes of the Corporation’s capital stock immediately before the option is granted, unless the exercise price is at least 110% of the fair market value of the shares on the date of grant and the option is exercisable only within five years of the date of grant; and (vi) the value of the shares subject to one or more incentive stock options that are exercisable for the first time during any calendar year (under all stock option plans of the Corporation and its parents and subsidiaries) cannot exceed $100,000 (determined as of the date of grant).

     The favorable federal income tax consequences described above will not apply to the extent the optionee disposes of the shares acquired within one year of the date of exercise or within two years of the date of grant of the option (hereinafter a “disqualifying disposition”). A disqualifying disposition does not include the disposition of shares acquired upon exercise of an option after the employee’s death and, under certain circumstances, the disposition of shares (acquired by exercising an incentive stock option) by an insolvent individual to a trustee, receiver or other similar fiduciary in an insolvency proceeding.

     In the event of a disqualifying disposition, the optionee generally will recognize ordinary income in the year of disposition equal to the amount by which the fair market value of the stock at the date of exercise exceeds the option exercise price. Any additional gain will be long-term or short-term gain, depending on how long the optionee has held the stock. The income recognized on a disqualifying disposition will be added to the optionee’s tax basis for determining gain or loss with respect to a subsequent sale of his or her stock.

     The Corporation is obligated to provide optionees with a statement regarding the transfer of shares of the Corporation’s Common Stock pursuant to the exercise of an incentive stock option on or before January 31 of the year following the year of the transfer. Generally, this statement identifies the Corporation and the optionee and describes the transaction.

(b)	Alternative Minimum Tax.

     The excess of the stock’s fair market value over the option exercise price of an incentive stock option, which is generally not subject to tax at the time of exercise, is treated as an item of income in determining an individual taxpayer’s alternative minimum tax liability. The alternative minimum tax is defined under the Code as the excess of the “tentative minimum tax” over the “regular tax.” The “tentative minimum tax” is the amount of tax due on the individual’s alternative minimum taxable income (“AMTI”) at the applicable alternative minimum tax rate. Under the Omnibus Budget Reconciliation Act of 1993 (“OBRA 1993”), the alternative minimum tax rates were increased to 26% of excess tentative minimum tax up to $175,000 and 28% of so much of the taxable excess as exceeds $175,000.

     It is advisable for all optionees holding incentive stock options to attempt to forecast their income tax liabilities before deciding when to exercise incentive stock options, or even whether to receive stock compensation in the form of incentive stock options. Despite the potential advantages for capital gains income after OBRA 1993 (as discussed below), the alternative minimum tax risk can make incentive stock options unappealing if the potential spread on exercise of the option in any particular year will be substantial (e.g., greater than $50,000). Moreover, the Internal Revenue Service (the “IRS”) takes the position that an optionee owes alternative minimum tax and is not entitled to a refund in the event of a disqualifying disposition of the stock in a subsequent year, notwithstanding the loss of the original tax benefit, in determining his or her regular tax liability for the year of the disqualifying disposition. In determining alternative minimum tax liability in subsequent years, however, the optionee will be entitled to increase the basis of the stock by the amount of this income adjustment. Furthermore, if there is a disqualifying disposition of the stock in the year of exercise, the alternative minimum taxable income adjustment will be limited to the gain on the sale.

(c)	Nonstatutory Stock Options.

     Options granted under the Plan that do not qualify as incentive stock options are considered “nonstatutory” stock options and do not qualify for any special tax benefits to the optionee. Under the Code, such stock options are not deemed to have a readily ascertainable value, so the optionee generally does not recognize any taxable income at the time he or she is granted a nonstatutory stock option. However, upon exercise of a nonstatutory stock option, the optionee will generally recognize taxable compensation measured by the excess of the fair market value of the shares on the date of exercise over the option exercise price unless such shares are subject to a substantial risk of forfeiture and are not freely transferable at such time, in which case the tax is generally deferred until one of such restrictions lapse.

     The income recognized by the optionee will be treated as wage compensation and will be subject to federal income tax and F.I.C.A. withholding by the Corporation out of the current earnings paid to the optionee up to 28% of such income. There may be additional state income tax withholding. If wage withholdings are insufficient to pay the tax, the optionee will be required to make direct payment to the Corporation for the tax liability. Upon a resale of such shares by the optionee, any difference between the sale price and the fair market value of the shares on the date of exercise of the option will be treated as capital gain or loss.

     The IRS takes the position that under Treasury Regulation Section 1.61-15(c)(1), an optionee must report the grant of a nonstatutory stock option by attaching a statement concerning the option grant to his or her federal income tax return for the taxable year in which he or she acquired the option. Accordingly, the Corporation advises all recipients of nonstatutory stock options under the Plan to file such a statement.

(d)	Capital Gains.

     The Code provides a special tax rate of 20% for capital gains (10% for taxpayers in the 15% bracket). This can be compared to the lowest ordinary income tax rate of 15% and the maximum rate on such income of over 40% (with adjustments). In addition, while ordinary compensation income is subject to certain payroll and Medicare taxes, capital gains are not; this increases the effective tax rate advantage of capital gains. Capital losses may generally be offset only against capital gains. Shares acquired upon exercise of an option must generally be held for more than 12 months for gain or loss from the sale of such shares to qualify for long-term capital gain or loss treatment.

(e)	Use of Stock to Exercise Options.

     Under certain circumstances, the Board may permit the exercise of options using shares of the Corporation’s stock already owned by the optionee through appropriate provisions in the stock option agreement. This allows the optionee to exercise additional options and, under certain circumstances, provide for payment of his or her withholding taxes, without the payment of cash. The federal income tax treatment of such exchanges depends upon the nature of the stock option and the shares exchanged. Generally, incentive stock options can be exercised using shares previously owned by the optionee in payment of the exercise price (based on the value of the surrendered shares) without triggering the recognition of income by the optionee (provided the exchange does not constitute a disqualifying disposition of shares previously acquired upon exercise of an incentive stock option). Also no gain will generally be recognized upon the exercise of a nonstatutory stock option in this manner to the extent that the fair market value of all of the surrendered shares does not exceed the aggregate option exercise price of the acquired shares. Any excess will generally be treated as ordinary income. Finally, the tax basis of the surrendered stock is generally carried over to the newly acquired shares.

(f)	Stock Grants.

     For restricted stock grants that are nontransferable and subject to a substantial risk of forfeiture pursuant to the Grant Agreement, grantees will recognize ordinary income in the amount of the fair market value of the stock on the date of lapse of either restriction less any amount paid for the stock. Any increase in value after such taxable event generally will be taxed as capital gain upon disposition.

     An individual or entity receiving restricted stock pursuant to the Plan may elect to have the ordinary income element of the restricted property close at the time the property is transferred. Closing the taxable event under Code §.83(b) gives the employee the opportunity to limit his/her ordinary income from the transaction to any spread on the date the property is transferred between the fair market value and the amount paid for the property. Any appreciation in property after the date of the transfer is then potential capital gain income which will be recognized when the property is disposed of by the employee. The Code §.83(b) election must be made within 30 days after the transfer of the property; and once the election is made, it is irrevocable, unless the Internal Revenue Service agrees to the revocation. The election is not without risk. If an individual or entity makes the election and recognizes ordinary income and the property is thereafter forfeited pursuant to the restrictions, no deduction is available to the individual or entity.

(g)	Qualified Small Business Stock.

     A provision of OBRA 1993 provides, in certain circumstances, for a reduction in the capital gains tax rate for individuals or certain other taxpayers who acquire “qualified small business stock” at its original issue and hold it for more than five years. One-half of the gain (up to certain limits) on such stock is generally excluded from taxable income for regular tax purposes and 25% of such gain (up to certain limits) is generally excluded for alternative minimum tax purposes.

     The new law has many limitations, only two of which are described here. In order to qualify, the issuer must not have more than $50,000,000 in gross assets, including amounts received on issuance of the stock. Gross assets generally means cash and the adjusted tax basis of other property. In addition, the issuer must use at least 80% of its assets in the “active conduct” of one or more qualified trades or businesses for substantially all of the holding period of the stock. For issuers who have been in existence for more than two years, up to 50% of the issuer’s assets may qualify as used in the “active conduct” of a business by being held for reasonably required working capital needs or held for investment and reasonably expected to be used within two years to finance research and development. The Corporation must meet this test for substantially all of the taxpayer’s holding period for the stock. If the Corporation meets this test, it must also submit periodic reports to the IRS and to the Corporation’s shareholders detailing its compliance with the law’s requirements.

     The foregoing summary of the effect of current federal income taxation upon grantees and optionees with respect to the grant of options for, and the purchase and subsequent disposition of, shares under the Plan does not purport to be complete, and reference is made to the applicable provisions of the Code. The laws, court decisions and administrative rulings applicable to federal income taxation change frequently, and the discussion in this summary is based only on such laws, court decisions and administrative rulings as of the date hereof.

     The foregoing summary also does not reflect provisions of the income tax laws of any state or foreign jurisdiction in which grantees or optionees may reside, and does not address prospective estate, gift and other tax consequences of acquiring stock under the Plan. In particular, the income tax laws of some states do not presently contain provisions comparable to the incentive stock option provisions of the Code. All grantees and optionees are urged to consult their own tax and financial advisers regarding the current and prospective tax consequences of acquiring options and shares under the Plan.

Restrictions on Transfer and Absence of Public Market

     The shares of Common Stock issuable under the Plan either upon grant or upon the exercise of options granted under the Plan are “restricted securities” within the meaning of Rule 144 under the Securities Act of 1933, as amended (the “Act”), insofar as such securities have not been registered thereunder and must be held indefinitely unless they are subsequently registered or an exemption from such registration is available; provided, however, that, in any event, the exemption from registration under Rule 144 will not be available for at least one (1) year after the purchase and payment for the shares, unless the options and the shares were issued pursuant to Rule 701, and even then will not be available unless: (i) a public trading market then exists for the Common Stock; (ii) adequate information concerning the Corporation is then available to the public; and (iii) other terms and conditions of Rule 144 are complied with, including, among other things, the sale being made through a broker in an unsolicited “broker’s transaction” or in transactions directly with a “market maker” and the number of shares being sold in any three-month period not exceeding specified limitations. There is not now a public market for shares of the Corporation’s Common Stock and there can be no assurance that a public market will ever exist. Accordingly, optionees should be prepared to hold the shares of Common Stock received upon exercise of their options for an indefinite period of time.

     The shares of Common Stock granted under the Plan or options granted under the Plan and the shares of Common Stock issuable upon exercise of such options have not been qualified under the securities laws of any state and are being issued in reliance upon available exemptions from such qualification. Shares of Common Stock granted under the Plan or acquired upon the exercise of any option granted under the Plan may be transferred only in accordance with the provisions of applicable state securities or “blue sky” laws. To make sure that another exemption from registration under the Act would be available for the original grant of options and the issuance of shares upon exercise thereof, you will be required to make certain “investment representations” to the Corporation at the time you exercise the option. (See Exhibit A to this Summary Memorandum for the form of such representations.) These representations relate to your investment intent and your acknowledgment of disclosure by the Corporation of, and your access to, financial and other information concerning the Corporation. A restrictive legend will be placed on the stock certificate stating that no sale or other disposition of the stock may be made without meeting certain conditions, which include registration of the stock by the Corporation or an opinion to the Corporation by an attorney that an exemption is available under the Act for a resale of the stock. You are advised that because the Corporation’s securities have not been registered under the Act, any shares purchased upon exercise of an option must be held indefinitely unless they are subsequently registered for sale under the Act or an exception from such registration is available.

Information About the Corporation

     The Corporation agrees to provide to all optionees and grantees during the term of the option copies of all annual reports and other information which are provided to all shareholders of the Corporation.

EXHIBIT A

INVESTMENT REPRESENTATION STATEMENT

PURCHASER Corporation SECURITY AMOUNT DATE	: : : : :	HiBand Semiconductors Inc., (the “Corporation”) COMMON STOCK

In connection with the purchase or grant of the above-listed Securities, I, the Purchaser, represent to the Corporation the following:

(a)	I am aware of the Corporation’s business affairs and financial condition, and have acquired sufficient information about the Corporation to reach an informed and knowledgeable decision to acquire the Securities. I am purchasing or receiving these Securities for my own account for investment purposes only and not with a view to, or for the resale in connection with, any “distribution” thereof for purposes of the Securities Act of 1933, as amended (the “Securities Act”).

(b)	I understand that the Securities have not been registered under the Securities Act in reliance upon a specific exemption there from, which exemption depends upon, among other things, the bona fide nature of my investment intent as expressed herein. In this connection, I understand that, in the view of the Securities and Exchange Commission (the “SEC”), the statutory basis for such exemption may be unavailable if my representation was predicated solely upon a present intention to hold these Securities for the minimum capital gains period specified under tax statutes, for a deferred sale, for or until an increase or decrease in the market price of the Securities, or for a period of one year or any other fixed period in the future.

(c)	I further understand that the Securities must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from registration is otherwise available. Moreover, I understand that the Corporation is under no obligation to register the Securities. In addition, I understand that the certificate evidencing the Securities will be imprinted with a legend which prohibits the transfer of the Securities unless they are registered or such registration is not required in the opinion of counsel for the Corporation.

(d)	I am familiar with the provisions of Rule 701 and Rule 144, each promulgated under the Securities Act, which, in substance, permit limited public resale of “restricted securities” acquired, directly or indirectly, from the issuer thereof, in a non-public offering subject to the satisfaction of certain conditions. Rule 701 provides that if the issuer qualified under Rule 701 at the time of issuance of the Securities, such issuance will be exempt from registration under the Securities Act. In the event the Corporation later becomes subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934, ninety (90) days thereafter the securities exempt under Rule 701 may be resold, subject to the satisfaction of certain of the conditions specified by Rule 144, including, among other things: (1) the sale being made through a broker in an unsolicited “broker’s transaction” or in transactions directly with a market maker (as such term is defined under the Securities Exchange Act of 1934); and, in the case of an affiliate, (2) the availability of certain public information about the Corporation, and the amount of securities being sold during any three- month period not exceeding the limitations specified in Rule 144(e), if applicable. Notwithstanding this paragraph (d), I acknowledge and agree to the restrictions set forth in paragraph (e) hereof.

In the event that the Corporation does not qualify under Rule 701 at the time of issuance of the Securities, then the Securities may be resold in certain limited circumstances subject to the provisions of Rule 144, which requires among other things: (1) the availability of certain public information about the Corporation, (2) the resale occurring not less than one year after the party has purchased, and made full payment for, within the meaning of Rule 144, the securities to be sold; and, in the case of an affiliate, or of a non-affiliate who has held the securities less than two years, (3) the sale being made through a broker in an unsolicited “broker’s transaction” or in transactions directly with a market maker (as said term is defined under the Securities Exchange Act of 1934) and the amount of securities being sold during any three month period not exceeding the specified limitations stated therein, if applicable.

(e)	I agree, in connection with any initial underwritten public offering of the Corporation’s securities, (1) not to sell, make short sale of, loan, grant any options for the purchase of, or otherwise dispose of any shares of Common Stock of the Corporation held by me (other than those shares included in the registration) without the prior written consent of the Corporation or the underwriters managing such initial underwritten public offering of the Corporation’s securities for one hundred eighty (180) days from the effective date of such registration, and (2) I further agree to execute any agreement reflecting (1) above as may be requested by the underwriters at the time of the public offering: provided, however, that the officers and directors of the Corporation who own the stock of the Corporation also agree to such restrictions.

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(f)	I further understand that in the event all of the applicable requirements of Rule 144 or Rule 701 are not satisfied, registration under the Securities Act, compliance with Regulation A, or some other registration exemption will be required; and that, notwithstanding the fact that Rule 144 and Rule 701 are not exclusive, the Staff of the SEC has expressed its opinion that persons proposing to sell private placement securities other than in a registered offering and otherwise than pursuant to Rule 144 or Rule 701 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales, and that such persons and their respective brokers who participate in such transactions do so at their own risk.

Signature of Purchaser: Dated: __________, 199_